Exhibit 99.1
Neustar Reports Strong Profit for Third Quarter 2010
Net Income Increases 22%; EBITDA Margin of 44%
STERLING, Va, Oct. 28, 2010 — Neustar, Inc. (NYSE: NSR), a leader in providing carriers and enterprises with solutions for sending calls, messages and content across networks worldwide, today announced results for the quarter ended September 30, 2010 and refined its prior guidance for full-year 2010 announced on October 6, 2010.
Summary of Consolidated Third Quarter Results
•	Revenue increased 11% from the third quarter of 2009 to $130.5 million.

•	Net income increased 22% from the third quarter of 2009 to $29.9 million.

•	Earnings per diluted share increased 22% from the third quarter of 2009 to $0.39.

•	EBITDA increased 16% from the third quarter of 2009 to $57.9 million, representing a 44% margin.

•	Cash, cash equivalents and short-term investments totaled $377.5 million as of September 30, 2010.
“Our results reflect our continuing success in meeting the growing and rapidly changing needs of our global carrier and enterprise customers,” said Lisa Hook, Neustar’s president and chief executive officer. “At the same time, we are becoming increasingly central to many types of complex digital networks, and the endpoints and devices connected to them. As we continue to grow, we will invest in large, fast-growing markets that will augment our existing services and pursue acquisitions that leverage our core competencies.”
“The key leading indicators of our business and the visibility into our revenues provide us the insight to narrow our full-year revenue guidance,” commented Paul Lalljie, Neustar’s chief financial officer. “Additionally, while growing shareholder value through operating results, we have repurchased more than one million shares during the third quarter to further increase shareholder returns.”
Discussion of Third Quarter Results
Consolidated revenue for the quarter totaled $130.5 million, an 11% increase from $117.2 million in the third quarter of 2009. This increase was driven by growth in both the Carrier Services and Enterprise Services business segments. In particular:
•	Carrier Services revenue grew 8% to $97.7 million, due to an $8.6 million increase in Numbering Services revenue. Of this increase, $9.3 million was due to the established increase in the fixed fee under the company’s contracts to provide NPAC Services. These revenue increases were partially offset by lower revenue from IP Services and other Numbering Services;

•	Enterprise Services revenue rose 21% to $32.8 million, primarily due to a $3.5 million increase in Internet Infrastructure Services revenue resulting from greater demand and usage from existing customers and the addition of new customers. Additionally, revenue increased by $2.2 million from its Registry Services, resulting from a larger number of common short codes and domain names under management.
Consolidated operating expense increased 8% to $82.8 million from $76.8 million for the third quarter of 2009. The $6.0 million increase was primarily due to additional personnel and personnel-related expense to support expansion of the company’s operations into new services, businesses and geographies.
Segment contribution, which excludes unallocated indirect operating costs, is as follows:
•	Carrier Services segment contribution increased 11% to $82.8 million, primarily driven by an increase in revenue from the company’s Numbering Services; and

•	Enterprise Services segment contribution increased 28% to $15.7 million, primarily due to an increase in revenue from its Internet Infrastructure Services.
Cash, cash equivalents and short-term investments totaled $377.5 million as of September 30, 2010, compared to $362.4 million as of June 30, 2010 and $342.2 million as of December 31, 2009. During the third quarter, the company repurchased 1.1 million shares of its Class A common stock at an average price of $23.48 per share, for a total purchase price of $25.4 million. This repurchase was in accordance with the share repurchase program announced on July 28, 2010.
Business Outlook for 2010
•	Revenue to range from $525 to $530 million. Prior revenue guidance provided on October 6, 2010 was to range from $520 to $535 million.

•	EBITDA margin to exceed 43%.

Reconciliation of Non-GAAP Financial Measures
In this press release and in other public statements, Neustar presents certain non-GAAP financial data. To place this data in an appropriate context, the following is a reconciliation of EBITDA to net income for the three and nine months ended September 30, 2009 and 2010, and the year ended December 31, 2009. Also provided is a reconciliation of projected EBITDA to estimated net income for the year ending December 31, 2010.

					Year	Year
	Three Months Ended		Nine Months Ended		Ended	Ending
	September 30,		September 30,		December 31,	December 31,
	2009	2010	2009	2010	2009 (1)	2010 (2)
	(in thousands, except per share data)
	(unaudited)
Revenue	$117,203	$130,509	$346,155	$388,492	$480,385	$527,500

Net income	$24,519	$29,949	$73,338	$83,724	$101,141	$109,000
Add: Depreciation and amortization	9,538	10,190	28,115	30,339	38,040	44,000
Less: Other expense (income)	(151)	323	(1,683)	(114)	(1,448)	(500)
Add: Provision for income taxes	16,068	17,465	47,602	53,098	67,865	74,500

EBITDA	$49,974	$57,927	$147,372	$167,047	$205,598	$227,000

EBITDA per diluted share	$0.66	$0.76	$1.95	$2.20	$2.72	$2.99

EBITDA margin (3)	43%	44%	43%	43%	43%	43%

Weighted average diluted common shares outstanding	75,594	76,026	75,409	76,060	75,465	76,000

(1)	The amounts expressed in this column are derived from the company’s audited consolidated financial statements for the year ended December 31, 2009.

(2)	The amounts expressed in this column are based on current estimates as of the date of this press release of results for the full year. This reconciliation is based on the midpoint of the revenue guidance.

(3)	EBITDA margin is a measure of EBITDA as a percentage of total revenue.
EBITDA, EBITDA per diluted share, EBITDA margin and segment contribution are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that these measures enhance investors’ understanding of the company’s financial performance and the comparability of the company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides the foregoing reconciliation to the most directly comparable GAAP financial measure to allow investors to appropriately consider each non-GAAP financial measure.
Conference Call
As announced on October 13, 2010, Neustar will conduct an investor conference call to discuss the company’s results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.neustar.biz). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software.

The conference call is also accessible via telephone by dialing (877) 852-6578 (international callers dial (719) 325-4876). For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Thursday, November 4, 2010 by dialing (877) 870-5176 (international callers dial (858) 384-5517) and entering replay PIN 4414366, or by going to the Investor Relations tab of the company’s website (www.neustar.biz).
Neustar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including reclassified historical segment information, reconciliation of segment contribution to the nearest comparable GAAP measure and reconciliations of certain other non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) solves complex communications challenges and provides market-leading, innovative solutions and directory services to enable trusted communication across networks, applications, and enterprises around the world. Visit Neustar online at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s expectations, beliefs and business results in the future, such as guidance regarding its 2010 results. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the company’s operations; modifications to or terminations of its material contracts; its ability to successfully identify and complete acquisitions; integrate and support the operations of businesses the company acquires; increasing competition; market acceptance of its existing services; its ability to successfully develop and market new services; the uncertainty of whether new services will achieve market acceptance or result in any revenue; and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect the company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and subsequent periodic and current reports. All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
	(unaudited)
Revenue:
Carrier Services	$90,093	$97,728	$267,304	$296,537
Enterprise Services	27,110	32,781	78,851	91,955

Total revenue	117,203	130,509	346,155	388,492
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	26,629	30,606	82,808	89,563
Sales and marketing	20,447	22,518	59,193	67,400
Research and development	3,948	3,420	12,775	10,776
General and administrative	13,472	16,644	41,274	50,746
Depreciation and amortization	9,538	10,190	28,115	30,339
Restructuring charges (recoveries)	2,733	(606)	2,733	2,960

	76,767	82,772	226,898	251,784

Income from operations	40,436	47,737	119,257	136,708
Other (expense) income:
Interest and other expense	(2,596)	(4,393)	(4,669)	(7,375)
Interest and other income	2,747	4,070	6,352	7,489

Income before income taxes	40,587	47,414	120,940	136,822
Provision for income taxes	16,068	17,465	47,602	53,098

Net income	$24,519	$29,949	$73,338	$83,724

Net income per common share:
Basic	$0.33	$0.40	$0.99	$1.12

Diluted	$0.32	$0.39	$0.97	$1.10

Weighted average common shares outstanding:
Basic	74,356	74,808	74,269	74,806

Diluted	75,594	76,026	75,409	76,060

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,
	2009	2010
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$342,191	$377,548
Restricted cash	512	605
Accounts and unbilled receivables, net	67,005	73,056
Prepaid expenses and other current assets	18,087	25,476
Deferred tax assets	6,973	6,360

Total current assets	434,768	483,045

Property and equipment, net	73,881	76,932
Goodwill and intangible assets, net	127,206	125,754
Other assets, long-term	6,825	7,926
Deferred tax assets, long-term	5,124	1,334

Total assets	$647,804	$694,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$72,052	$50,437
Deferred revenue	26,117	32,679
Notes payable and capital lease obligations	11,222	8,238
Accrued restructuring reserve	2,459	1,147
Other liabilities	6,655	2,016

Total current liabilities	118,505	94,517

Deferred revenue, long-term	8,923	9,440
Notes payable and capital lease obligations, long-term	10,766	5,380
Accrued restructuring reserve, long-term	1,111	222
Other liabilities, long-term	4,062	5,313

Total liabilities	143,367	114,872
Total stockholders’ equity	504,437	580,119

Total liabilities and stockholders’ equity	$647,804	$694,991

NEUSTAR, INC.
SEGMENT REVENUE AND CONTRIBUTION
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
	(unaudited)		(unaudited)
Revenue (1)
Carrier Services	$90,093	$97,728	$267,304	$296,537
Enterprise Services	27,110	32,781	78,851	91,955

Total revenue	$117,203	$130,509	$346,155	$388,492

Segment contribution (2)
Carrier Services	$74,664	$82,789	$220,349	$253,190
Enterprise Services	12,267	15,733	32,769	41,782

Total segment contribution	$86,931	$98,522	$253,118	$294,972

(1)	Carrier Services:
•	Numbering Services
•	Order Management Services
•	IP Services
Enterprise Services:
•	Internet Infrastructure Services
•	Registry Services
(2)	Segment contribution excludes certain unallocated costs within the following expense classifications: cost of revenue, sales and marketing, research and development, and general and administrative. In addition, depreciation and amortization and restructuring charges (recoveries) are excluded from segment contribution. Such unallocated costs totaled $46.5 million and $50.8 million for the three months ended September 30, 2009 and 2010, respectively, and totaled $133.9 million and $158.3 million for the nine months ended September 30, 2009 and 2010, respectively.

Contact Info:
Investor Relations Contact	Media Contact
Brandon Pugh	Allen Goldberg
(571) 434-5659	(202) 368-4670
brandon.pugh@neustar.biz	allen.goldberg@neustar.biz